Exhibit 99.1

News Release
RAMBUS REPORTS FIRST QUARTER 2025 FINANCIAL RESULTS

•Exceeded guidance for Q1 revenue and earnings
•Delivered record quarterly product revenue of $76.3 million, up 52% year over year
•Generated outstanding quarterly cash from operations of $77.4 million

SAN JOSE, Calif. – April 28, 2025 – Rambus Inc. (NASDAQ:RMBS), a provider of industry-leading chips and IP making data faster and safer, today reported financial results for the first quarter ended March 31, 2025. GAAP revenue for the first quarter was $166.7 million, licensing billings were $73.3 million, product revenue was $76.3 million, and contract and other revenue was $16.4 million. The Company also generated $77.4 million in cash provided by operating activities in the first quarter.

“We had an excellent start to 2025, beating revenue and earnings expectations for Q1 with very strong cash from operations and record product revenue from memory interface chips,” said Luc Seraphin, chief executive officer of Rambus. “Through our ongoing strategic execution and robust business model, we continued our market leadership in core DDR5 chip products and progress in new products, positioning us well to deliver long-term growth and continued value to stockholders.”

Quarterly Financial Review - GAAP	Three Months Ended March 31,
(In millions, except for percentages and per share amounts)	2025	2024
Revenue
Product revenue	$76.3	$50.4
Royalties	74.0	47.5
Contract and other revenue	16.4	20.0
Total revenue	166.7	117.9
Cost of product revenue	30.6	20.0
Cost of contract and other revenue	0.6	0.6
Amortization of acquired intangible assets (included in total cost of revenue)	1.7	3.1
Total operating expenses (1)	70.7	64.1
Operating income	$63.1	$30.1
Operating margin	38%	26%
Net income	$60.3	$32.9
Diluted net income per share	$0.56	$0.30
Net cash provided by operating activities	$77.4	$39.1
_________________________________________
(1)    Includes amortization of acquired intangible assets of approximately $0.2 million for the three months ended March 31, 2024.

Quarterly Financial Review - Supplemental Information(1)	Three Months Ended March 31,
(In millions)	2025	2024
Licensing billings (operational metric) (2)	$73.3	$63.2
Product revenue (GAAP)	$76.3	$50.4
Contract and other revenue (GAAP)	$16.4	$20.0
Non-GAAP cost of product revenue	$30.4	$19.9
Cost of contract and other revenue (GAAP)	$0.6	$0.6
Non-GAAP total operating expenses	$59.4	$53.7
Interest and other income (expense), net (GAAP)	$4.5	$4.2
Diluted share count (GAAP)	109	110
_________________________________________
(1)    See “Supplemental Reconciliation of GAAP to Non-GAAP Results” table included below.

(2)    Licensing billings is an operational metric that reflects amounts invoiced to our licensing customers during the period, as adjusted for certain differences relating to advanced payments for variable licensing agreements.

GAAP revenue for the quarter was $166.7 million. The Company also had licensing billings of $73.3 million, product revenue of $76.3 million, and contract and other revenue of $16.4 million. The Company had total GAAP cost of revenue of $32.9 million and operating expenses of $70.7 million. The Company also had total non-GAAP operating expenses of $90.4 million (including non-GAAP cost of revenue of $31.0 million). The Company had GAAP diluted net income per share of $0.56. The Company’s basic share count was 107 million shares and its diluted share count was 109 million shares.

Cash, cash equivalents, and marketable securities as of March 31, 2025 were $514.4 million, an increase of $32.6 million as compared to December 31, 2024, mainly due to $77.4 million in cash provided by operating activities, offset by $30.8 million in payments of taxes on restricted stock units and $7.9 million paid to acquire property and equipment.

2025 Second Quarter Outlook

The Company will discuss its full revenue guidance for the second quarter of 2025 during its upcoming conference call. The following table sets forth the second quarter outlook for other measures.

(In millions)	GAAP	Non-GAAP (1)
Licensing billings (operational metric) (2)	$64 - $70	$64 - $70
Product revenue (GAAP)	$77 - $83	$77 - $83
Contract and other revenue (GAAP)	$17 - $23	$17 - $23
Total operating costs and expenses	$110 - $106	$94 - $90
Interest and other income (expense), net	$4	$4
Diluted share count	109	109
_________________________________________
(1)    See “Reconciliation of GAAP Forward-Looking Estimates to Non-GAAP Forward-Looking Estimates” table included below.
(2)    Licensing billings is an operational metric that reflects amounts invoiced to our licensing customers during the period, as adjusted for certain differences relating to advanced payments for variable licensing agreements.

For the second quarter of 2025, the Company expects licensing billings to be between $64 million and $70 million. The Company also expects royalty revenue to be between $67 million and $73 million, product revenue to be between $77 million and $83 million, and contract and other revenue to be between $17 million and $23 million. Revenue is not without risk and achieving revenue in this range will require that the Company sign customer agreements for various product sales and solutions licensing, among other matters.

The Company also expects operating costs and expenses to be between $110 million and $106 million. Additionally, the Company expects non-GAAP operating costs and expenses to be between $94 million and $90 million. These expectations also assume a tax rate of 20% and a diluted share count of 109 million, and exclude stock-based compensation expense of $14 million and amortization of acquired intangible assets of $2 million.

Conference Call

The Company’s management will discuss the results of the quarter during a conference call scheduled for 2:00 p.m. PT today. The call will be audio and slides will be available online at investor.rambus.com and a replay will be available for the next week at the following numbers: (866) 813-9403 (domestic) or (+1) 929-458-6194 (international) with ID# 214203.

Non-GAAP Financial Information

In the commentary set forth above and in the financial statements included in this earnings release, the Company presents the cost of product revenue and operating expenses as non-GAAP financial measures. In computing each of these non-GAAP financial measures, the following items were considered as discussed below: stock-based compensation expense, acquisition-related costs and retention bonus expense, amortization of acquired intangible assets, and certain other one-time adjustments. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes the non-GAAP financial measures are appropriate for both its own assessment of, and to show investors, how the Company’s performance compares to other periods. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. A reconciliation from GAAP to non-GAAP results is included in the financial statements contained in this release.

The Company’s non-GAAP financial measures reflect adjustments based on the following items:

Stock-based compensation expense. These expenses primarily relate to employee stock purchase plans, and employee non-vested equity stock and non-vested stock units. The Company excludes stock-based compensation expense from its non-GAAP measures primarily because such expenses are non-cash expenses that the Company does not believe are reflective of ongoing operating results. Additionally, given the fact that other companies may grant different amounts and types of equity awards and may use different option valuation assumptions, excluding stock-based compensation expense permits more accurate comparisons of the Company’s results with peer companies.

Acquisition-related costs and retention bonus expense. These expenses include all direct costs of certain acquisitions and the current periods’ portion of any retention bonus expense associated with the acquisitions. The Company excludes these expenses in order to provide better comparability between periods as they are related to acquisitions and have no direct correlation to the Company’s operations.

Amortization of acquired intangible assets. The Company incurs expenses for the amortization of intangible assets acquired in acquisitions. The Company excludes these items because these expenses are not reflective of ongoing operating results in the period incurred. These amounts arise from the Company’s prior acquisitions and have no direct correlation to the operation of the Company’s core business.

Change in fair value of earn-out liability. This change is due to adjustments to acquisition purchase consideration. The Company excludes these adjustments because such adjustments are not directly related to ongoing business results and do not reflect expected future operating expenses.

Income tax adjustments. For purposes of internal forecasting, planning and analyzing future periods that assume net income from operations, the Company estimates a fixed, long-term projected tax rate of approximately 20 percent and 22 percent for 2025 and 2024, respectively, which consists of estimated U.S. federal and state tax rates, and excludes tax rates associated with certain items such as withholding tax, tax credits, deferred tax asset valuation allowance and the release of any deferred tax asset valuation allowance. Accordingly, the Company has applied these tax rates to its non-GAAP financial results for all periods in the relevant years to assist the Company’s planning.

On occasion in the future, there may be other items, such as significant gains or losses from contingencies, that the Company may exclude in deriving its non-GAAP financial measures if it believes that doing so is consistent with the goal of providing useful information to investors and management.

About Rambus Inc.

Rambus is a global semiconductor company dedicated to enabling the future of the data center and artificial intelligence (“AI”) by delivering innovative memory and security solutions that address the evolving needs of the industry. As a pioneer with 35 years of advanced semiconductor design experience, Rambus is at the forefront of enabling the next era of AI-driven computing, addressing the critical challenges of accelerating and securing data movement in the data center, edge, and client markets. Rambus is a leader in high-performance memory subsystems, offering a balanced and diverse portfolio of products encompassing chips and silicon intellectual property (IP). Focusing primarily on the data center, our innovative solutions maximize performance and security in computationally intensive systems. For more information, visit rambus.com.
Forward-Looking Statements

This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995, including those relating to Rambus’ expectations regarding business opportunities, the Company’s ability to deliver long-term, profitable growth, product and investment strategies, and the Company’s outlook and financial guidance for the second quarter of 2025 and related drivers, and the Company’s ability to effectively manage market challenges. Such forward-looking statements are based on current expectations, estimates and projections, management’s beliefs and certain assumptions made by the Company’s management. Actual results may differ materially. The Company’s business generally is subject to a number of risks which are described more fully in Rambus’ periodic reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Contact

Desmond Lynch
Senior Vice President, Finance and Chief Financial Officer
(408) 462-8000
dlynch@rambus.com

Source: Rambus Inc.

Rambus Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	March 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$132,185	$99,775
Marketable securities	382,204	382,023
Accounts receivable	119,142	122,813
Unbilled receivables	23,624	25,070
Inventories	44,701	44,634
Prepaids and other current assets	17,600	15,942
Total current assets	719,456	690,257
Intangible assets, net	15,347	17,059
Goodwill	286,812	286,812
Property and equipment, net	81,988	75,509
Operating lease right-of-use assets	20,369	21,454
Deferred tax assets	134,230	136,466
Income taxes receivable	115,898	109,947
Other assets	5,265	5,632
Total assets	$1,379,365	$1,343,136

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,356	$18,522
Accrued salaries and benefits	14,157	19,193
Deferred revenue	20,336	19,903
EDA tools software licenses liability	8,086	8,438
Operating lease liabilities	5,727	5,617
Other current liabilities	6,200	10,139
Total current liabilities	70,862	81,812
Long-term operating lease liabilities	23,467	24,534
Long-term income taxes payable	115,124	109,383
Other long-term liabilities	10,075	6,715
Total long-term liabilities	148,666	140,632
Total stockholders’ equity	1,159,837	1,120,692
Total liabilities and stockholders’ equity	$1,379,365	$1,343,136

Rambus Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended March 31,
(In thousands, except per share amounts)	2025	2024
Revenue:
Product revenue	$76,309	$50,360
Royalties	73,975	47,476
Contract and other revenue	16,380	20,035
Total revenue	166,664	117,871
Cost of revenue:
Cost of product revenue	30,583	20,048
Cost of contract and other revenue	546	555
Amortization of acquired intangible assets	1,713	3,056
Total cost of revenue	32,842	23,659
Gross profit	133,822	94,212
Operating expenses:
Research and development	42,620	37,359
Sales, general and administrative	28,058	25,827
Amortization of acquired intangible assets	—	195
Change in fair value of earn-out liability	—	700
Total operating expenses	70,678	64,081
Operating income	63,144	30,131
Interest income and other income (expense), net	4,856	4,587
Interest expense	(377)	(366)
Interest and other income (expense), net	4,479	4,221
Income before income taxes	67,623	34,352
Provision for income taxes	7,320	1,454
Net income	$60,303	$32,898
Net income per share:
Basic	$0.56	$0.30
Diluted	$0.56	$0.30
Weighted average shares used in per share calculation
Basic	107,236	108,090
Diluted	108,628	110,037

Rambus Inc.
Supplemental Reconciliation of GAAP to Non-GAAP Results
(Unaudited)

	Three Months Ended March 31,
(In thousands)	2025	2024
Cost of product revenue	$30,583	$20,048
Adjustment:
Stock-based compensation expense	(162)	(124)
Non-GAAP cost of product revenue	$30,421	$19,924

Total operating expenses	$70,678	$64,081
Adjustments:
Stock-based compensation expense	(11,221)	(9,372)
Acquisition-related costs and retention bonus expense	(21)	(111)
Amortization of acquired intangible assets	—	(195)
Change in fair value of earn-out liability	—	(700)
Non-GAAP total operating expenses	$59,436	$53,703

Rambus Inc.
Reconciliation of GAAP Forward-Looking Estimates to Non-GAAP Forward-Looking Estimates
(Unaudited)

2025 Second Quarter Outlook	Three Months Ended June 30, 2025
(In millions)	Low	High
Forward-looking operating costs and expenses	$110	$106
Adjustments:
Stock-based compensation expense	(14)	(14)
Amortization of acquired intangible assets	(2)	(2)
Forward-looking Non-GAAP operating costs and expenses	$94	$90